Exhibit 99.1

Sphere 3D Corp. Provides September 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - October 12, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for September 2023.

Key Highlights:

  63.6 Bitcoin mined in September, up 9.1% from August and up 473% YoY.
  Month-end operating hash rate was 1.3 EH/s, flat from August and up 13X YoY.
  Operations achieved 84.0 BTC/EH efficiency.
  Uptime was 66% due to curtailments from higher temperatures at several sites.

Metrics	Sep 2022	Aug 2023	Sep 2023
Bitcoin Mined	11.1	58.3	63.6
Bitcoin Sold	7.8	65.7	49.9
Mining Revenue*	$0.2 million	$1.6 million	$1.7 million
Bitcoin Holdings	78.1	2.8	16.5
Deployed Miners	~1,000	~12,450	~12,450
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.3 EH/s	1.3 EH/s
*Unaudited

CEO Comments

"We mined 63.6 Bitcoin in September, representing a 473% increase year-over-year and a 9.1% increase from August," said Patricia Trompeter, CEO of Sphere 3D.  "The higher production in September was driven by reduced curtailments as a result of lower temperatures at our hosting sites. Looking forward, we expect curtailments to continue to improve as we enter the winter months, which should result in higher Bitcoin production, all else equal."

Core Scientific Update

As previously disclosed by the Company, on October 31, 2022, the Company filed an arbitration request against Core Scientific asserting various claims, including breach of contract and conversion. In December 2022, Core Scientific and certain of its affiliates (collectively, "Core") filed for Chapter 11 bankruptcy.  In connection with the bankruptcy proceeding, Sphere has filed proofs of claims against Core.  On May 9, 2023, Core filed objections to Sphere's proof of claims.

On June 9, 2023, Core filed a motion for summary judgment seeking the summary dismissal of Sphere's claims.  On August 7, 2023, the bankruptcy court held a hearing on the motion for summary judgment.  On August 9, 2023, the court entered an order denying the motion for summary judgment.

The bankruptcy court subsequently entered a scheduling order that calls for a merits hearing in the first quarter of 2024.  Sphere 3D intends to continue to vigorously prosecute the matter.

Gryphon Update

On October 6, 2023, Sphere 3D Corp. ("Sphere") terminated, effective immediately, the Master Services Agreement between Sphere and Gryphon Digital Mining, Inc., dated August 10, 2021, as amended on December 29, 2021.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com